Exhibit 10.1	Second Amended and Restated Revolving Note, effective as of April 13, 2011 entered into by Streamline Health, Inc.
Fifth Third Bank
Second Amended and Restated Revolving Note

OFFICER No. 04009	NOTE No. 0902074749-00026
$3,000,000.00	April 13, 2011
(Effective Date)
1. PROMISE TO PAY. On or before October 1, 2013 (the “Maturity Date”), the undersigned, Streamline Health, Inc., an Ohio corporation located at 10200 Alliance Road Suite 200, Cincinnati, Hamilton County, Ohio 45242 (“Borrower”) for value received, hereby promises to pay to the order of Fifth Third Bank, an Ohio banking corporation located at 38 Fountain Square Plaza, Cincinnati, Hamilton County, Ohio 45263 for itself and as agent for any affiliate of Fifth Third Bancorp (together with its successors and assigns, the “Lender”) the sum of Three Million and 00/100 Dollars ($3,000,000.00) or such lesser amount as may be outstanding hereunder from time to time, (the amount outstanding hereunder referred to as the “Borrowing”), plus interest as provided herein, less such amounts as shall have been repaid in accordance with this Amended and Restated Revolving Note (this “Note”). The outstanding balance of this Note shall appear on a supplemental bank record and is not necessarily the face amount of this Note, which record shall evidence the balance due pursuant to this Note at any time.
Principal and interest payments shall be initiated by Lender in accordance with the terms of this Note from Borrower’s account through Auto BillPayer. Borrower hereby authorizes Lender to initiate such payments from Borrower’s account located at Fifth Third Bank, routing number 042000314 account number ********. Borrower acknowledges and agrees that use of Auto BillPayer shall be governed by the Auto BillPayer Terms and Conditions, a copy of which Borrower acknowledges receipt. Borrower further acknowledges and agrees to maintain payments hereunder through Auto BillPayer throughout the term of this Note. Each payment hereunder shall be applied in the following order: accrued interest, principal, fees, charges and advanced costs.
Subject to the terms and conditions hereof and in reliance upon the representations and warranties of Borrower herein, Lender hereby extends to Borrower a line of credit facility pursuant to which Lender, in its reasonable discretion, may make loans hereunder to Borrower, on a revolving basis and upon Borrower’s request from time to time during the term of this Note (each, a “Revolving Loan”), provided that: (a) the aggregate principal amount borrowed hereunder at any time shall not exceed the lesser of (i) the Revolving Commitment in effect from time to time, or (ii) the Borrowing Base (as defined below) and (b) no Event of Default shall exist or be caused thereby. Lender may create and maintain reserves from time to time based on such credit and collateral considerations as Lender may deem appropriate. Borrower may borrow, prepay, in whole or in part, and reborrow hereunder; provided that, in the event that the principal amount of all Revolving Loans outstanding at any one time under this Note shall exceed the foregoing limits, Borrower shall immediately repay the amount of such excess to Lender in cash. In the event Borrower fails to pay such excess, Lender may, in its discretion, setoff such amount against Borrower’s accounts at Lender.

Borrower may request a Revolving Loan by written notice to Lender, via facsimile transmission, electronic mail or otherwise, no later than 10:00 a.m. local time on the date Borrower shall request that such Revolving Loan be advanced, which written request shall include a Borrowing Base Certificate certified by the Borrower or financial officer of Borrower that sets forth the calculation of the Borrowing Base as of such date if requested or required by Lender. Lender shall make each Revolving Loan by crediting the amount thereof to Borrower’s account at Lender.
The entire principal balance, together with all accrued and unpaid interest and any other charges, advances and fees, if any, outstanding hereunder, and all other Obligations which are then due and payable, shall be due and payable in full on the earlier of the Maturity Date or upon acceleration of the Note.
The principal balance outstanding hereunder, shall bear interest from the date of the first advance until paid at an annual floating rate of interest equal to the Adjusted LIBOR Rate (as defined below) in effect from time to time plus three and one-quarter percent (3.25%).
Borrower will pay to Lender any loss, cost or expense incurred in connection with (a) the failure of any Revolving Loan to be made as requested by Borrower and (b) the pre-payment or re-payment of any Revolving Loan at any time other than on the 1st day of any month or on the Maturity Date.
If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, there shall be any increase in the cost to Lender of making, funding, maintaining, or allocating capital to any advance bearing interest at the Adjusted LIBOR Rate, including a change in Reserve Percentage (as defined below), then Borrower shall, from time to time upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost.
If Lender determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that dollar deposits are not generally available at such time in the London Interbank Market for deposits in dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining an Adjusted LIBOR Rate for the Revolving Loan due to circumstances affecting the London Interbank Market generally, (iii) that reasonable means do not exist for ascertaining an Adjusted LIBOR Rate, (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay or (v) if a default or Event of Default shall occur and be continuing, then, in any such event, Lender shall so notify Borrower and all portions of the advances bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification, bear interest at the Base Rate until such time as the situations described herein are no longer in effect.

If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, it becomes unlawful for Lender to make, fund, or maintain any advance at the Adjusted LIBOR Rate, then (a) Lender shall notify Borrower that Lender is no longer able to maintain the interest rate at an Adjusted LIBOR Rate and (b) the interest rate for the Revolving Loan shall automatically be converted to the Base Rate. Thereafter, the Revolving Loan shall bear interest at the Base Rate until such time as the situation described herein is no longer in effect.
The interest rate charged hereunder with respect to any Revolving Loan bearing interest at the Base Rate will change automatically upon each change in the Prime Rate.
Accrued and unpaid interest will be due and payable monthly during the term hereof. Interest will be calculated based on a 360-day year and charged for the actual number of days elapsed. Any amount not paid when due, whether by acceleration or otherwise, will bear interest (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity) payable on demand, at a rate per annum equal to the Default Rate (as defined below), until paid, and whether before or after the entry of judgment hereon.
Accrued and unpaid interest shall be due and payable monthly commencing May 1, 2011 and continuing on the first (1st) day of each calendar month thereafter during the term hereof. Accrued and unpaid interest on the Prior Note shall be due and payable on May 1, 2011.
Notwithstanding any provision to the contrary in this Note, in no event shall the interest rate charged on the Borrowing exceed the maximum rate of interest permitted under applicable state and/or federal usury law. Any payment of interest that would be deemed unlawful under applicable law for any reason shall be deemed received on account of, and will automatically be applied to reduce, the principal sum outstanding and any other sums (other than interest) due and payable to Lender under this Note, and the provisions hereof shall be deemed amended to provide for the highest rate of interest permitted under applicable law.
2. USE OF PROCEEDS. Borrower certifies that the proceeds of this loan are to be used for working capital and business purposes.
3. SECURITY AGREEMENT. To secure repayment of this Revolving Note and all other Obligations together with all modifications, extensions and renewals thereof, Borrower and Lender have entered into the Security Agreement. The rights of Lender in and to the Collateral are set forth in the Security Agreement.
4. RENEWAL. This Note is issued, not as a payment toward, but as a continuation of, the obligations of Borrower to Lender pursuant to that certain note dated October 21, 2009, in the principal amount of $2,750,000.00 (together with all prior amendments thereto or restatements thereof the “Prior Note”). Accordingly, this Note shall not be construed as a novation or extinguishment of, the obligations arising under the Prior Note, and its issuance shall not affect the priority of any security interest granted in connection with the Prior Note.

5. UNUSED COMMITMENT FEE. Borrower shall pay the following fees at the times stated below:
On the 30th day of each May, August, November, and February of each year that Obligations (defined herein) remain outstanding, an unused commitment fee, to be determined as follows: the average daily difference between the Revolving Commitment and the principal amount of the Borrowing outstanding hereunder for the previous three-month period as measured on each April 30, July 31, October 31, and January 31, multiplied by 0.0060 (60 basis points).
6. COMMITMENT FEE. Borrower shall pay on the above Effective Date a fully earned non-refundable commitment fee in the amount of $7,500.00.
7. REPRESENTATIONS AND WARRANTIES. Borrower hereby warrants and represents to Lender the following as of the date hereof and as of the date each Borrowing is made:
(a) Organization and Qualification. Borrower is duly organized, validly existing and in good standing under the laws of the State of its incorporation, has the power and authority to carry on its business and to enter into and perform all documents relating to this loan transaction, and is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required. All information provided to Lender with respect to Borrower and its operations is true and correct.
(b) Due Authorization. The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate action, and shall not contravene any law or any governmental rule or order binding on Borrower, or the articles of incorporation and code of regulations or by-laws of Borrower, nor violate any agreement or instrument by which Borrower is bound nor result in the creation of a Lien on any assets of Borrower except the Lien granted to Lender herein. Borrower has duly executed and delivered to Lender the Loan Documents and they are valid and binding obligations of Borrower enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to, or consent by, any governmental body is needed in connection with this transaction.
(c) Litigation. There are no suits or proceedings pending or threatened against or affecting Borrower, and no proceedings before any governmental body are pending or threatened against Borrower except as otherwise specifically disclosed to Lender on or prior to the Effective Date or as set forth on any Litigation Exhibit which may be attached hereto.
(d) Business. Borrower is not a party to or subject to any agreement or restriction that may have a material adverse effect on Borrower’s business, properties or prospects. Borrower has all franchises, authorizations, patents, trademarks, copyrights and other rights necessary to advantageously conduct its business. They are all in full force and effect and are not in known conflict with the rights of others.

(e) Licenses, etc. Borrower has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business. Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other person or entity. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.
(f) Laws. Borrower is in material compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency.
(g) Title. Borrower has good and marketable title to the assets reflected on the most recent balance sheet submitted to Lender, free and clear from all liens and encumbrances of any kind, except for (collectively, the “Permitted Liens”) (a) current taxes and assessments not yet due and payable, (b) liens and encumbrances, if any, reflected or noted on such balance sheet or notes thereto, (c) assets disposed of in the ordinary course of business, and (d) any security interests, pledges, assignments or mortgages granted to Lender to secure the repayment or performance of the Obligations.
(h) Subsidiaries and Partnerships. Borrower has no subsidiaries and is not a party to any partnership agreement or joint venture agreement.
8. AFFIRMATIVE COVENANTS. Borrower covenants with, and represents and warrants to, Lender that, from and after the execution date of the Loan Documents until the Obligations are paid and satisfied in full:
(a) Access to Business Information. Borrower shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with generally accepted accounting principles and give representatives of Lender access thereto at all reasonable times, including permission to: (a) examine, copy and make abstracts from any such books and records and such other information which might be helpful to Lender in evaluating the status of the Obligations as it may reasonably request from time to time, and (b) communicate directly with any of Borrower’s officers, employees, agents, accountants or other financial advisors with respect to the business, financial conditions and other affairs of the Borrower.
(b) Inspection of Collateral. Borrower shall give Lender reasonable access to the Collateral and the other property securing the Obligations for the purpose of performing examinations thereof and to verify its condition or existence.
(c) Financial Statements. Borrower shall maintain a standard and modern system for accounting and shall furnish to Lender.
(i) Immediately upon any officer of Borrower obtaining knowledge of any condition or event which constitutes or, after notice or lapse of time or both, would constitute an Event of Default, a certificate of such person specifying the nature and period of the existence thereof, and what action Borrower has taken or is taking or proposes to take in respect thereof; and
(ii) Within 30 days after the end of each month, Borrower shall deliver to Lender an accounts receivable aging report and a Borrowing Base Certificate in form and substance reasonably acceptable to Lender.

Borrower shall give representatives of Lender access to its books and records at all reasonable times, including permission to examine, copy and make abstracts from any such books and records and such other information which might be helpful to Lender in evaluating the status of the loans as it may reasonably request from time to time.
With all financial statements delivered to Lender as provided in (ii) above, Borrower shall deliver to Lender a Financial Statement Compliance Certificate in addition to the other information set forth therein, which certifies the Borrower’s compliance with the covenants set forth herein and that no Event of Default has occurred.
If at any time Borrower has any additional subsidiaries which have financial statements that could be consolidated with those of Borrower under generally accepted accounting principles, the financial statements required by subsection (ii) above shall be the financial statements of Borrower and all such subsidiaries prepared on a consolidated and consolidating basis.
(d) Condition and Repair. Borrower shall maintain its equipment and all Collateral used in the operation of its business in good repair and working order and shall make all appropriate repairs, improvements and replacements thereof so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
(e) Insurance. At its own cost, Borrower shall obtain and maintain insurance against (a) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower and, in any event, sufficient to fully protect Lender’s interest in the Collateral, and (b) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower. All such policies shall (i) be issued by financially sound and reputable insurers, (ii) name Lender as an additional insured and, where applicable, as loss payee under a Lender loss payable endorsement satisfactory to Lender, and (iii) shall provide for thirty (30) days written notice to Lender before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more Certificates of Insurance delivered to Lender by Borrower on the Closing Date and at such other times as Lender may request from time to time.

(f) Taxes. Borrower shall pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon (provided, however, that extensions for filing and payment of such taxes shall be permitted hereunder if disclosed to and consented to by Lender), and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Lender is notified in advance of such contest and if Borrower establishes an adequate reserve or other appropriate provision required by generally accepted accounting principles and deposits with Lender cash or bond in an amount acceptable to Lender.
(g) Existence; Business. Borrower shall (a) maintain its existence as a corporation, (b) continue to engage primarily in business of the same general character as that now conducted, and (c) refrain from entering into any lines of business substantially different from the business or activities in which Borrower is presently engaged.
(h) Compliance with Laws. Borrower shall comply with all federal, state and local laws, regulations and orders applicable to Borrower or its assets including but not limited to all Environmental Laws, in all respects material to Borrower’s business, assets or prospects and shall immediately notify Lender of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower regarding to any environmental or safety and health rule, regulation, statute, ordinance or law. Borrower shall obtain and maintain any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by applicable law.
(i) Notice of Default. Borrower shall, within ten (10) days of its knowledge thereof, give written notice to Lender of: (a) the occurrence of any event or the existence of any condition which would be, after notice or lapse of applicable grace periods, an Event of Default, and (b) the occurrence of any event or the existence of any condition which would prohibit or limit the ability of Borrower to reaffirm any of the representations or warranties, or to perform any of the covenants, set forth herein.
(j) Costs. Borrower shall reimburse Lender for any and all fees, costs and expenses including, without limitation, reasonable attorneys’ fees, other professionals’ fees, appraisal fees, environmental assessment fees (including Phase I and Phase II assessments), field exam audits, expert fees, court costs, litigation and other expenses (collectively, the “Costs”) incurred or paid by Lender or any of its officers, employees or agents in connection with: (a) the preparation, negotiation, procurement, review, administration or enforcement of the Loan Documents or any instrument, agreement, document, policy, consent, waiver, subordination, release of lien, termination statement, satisfaction of mortgage, financing statement or other lien search, recording or filing related thereto (or any amendment, modification or extension to, or any replacement or substitution for, any of the foregoing), whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated, and (b) the defense, preservation and protection of Lender’s rights and remedies thereunder, including without limitation, its security interest in the Collateral or any other property pledged to secure the Loans, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise. The Costs shall be due and payable upon demand by Lender. If Borrower fails to pay the Costs when upon such demand, Lender is entitled to disburse such sums as Obligations. Thereafter, the Costs shall bear interest from the date incurred or disbursed at the highest rate set forth in the Note(s). This provision shall survive the termination of this Agreement and/or the repayment of any amounts due or the performance of any Obligation.

(k) Other Amounts Deemed Loans. If Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Note, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Lender may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower. To the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of Borrower shall be deemed Obligations and Borrower’s payments under this Note may be increased to provide for payment of such Obligations plus interest thereon.
(l) Further Assurances. Borrower shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.
9. NEGATIVE COVENANTS. Borrower covenants with, and represents and warrants to, Lender that, from and after the execution date hereof until the Obligations are paid and satisfied in full:
(a) Indebtedness. Borrower shall not incur, create, assume or permit to exist any additional Indebtedness for borrowed money (other than the Obligations) or Indebtedness on account of deposits, notes, bonds, debentures or similar obligations or other indebtedness evidenced by notes, bonds, debentures, capitalized leases or similar obligations.
(b) Merger; Disposition of Assets. Borrower shall not (a) change its capital structure, (b) merge or consolidate with any entity, (c) amend or change its articles of incorporation and code of regulations or by-laws or (d) sell, lease, transfer or otherwise dispose of, or grant any person an option to acquire, or sell and leaseback, all or any substantial portion of its assets, whether now owned or hereafter acquired, except for bona fide sales of Inventory in the ordinary course of business and dispositions of property which is obsolete and not used or useful in its business.
10. DEFINITIONS. Certain capitalized terms have the meanings set forth on any exhibit hereto, in the Security Agreement, if applicable, or any other Loan Document. All financial terms used herein but not defined on the exhibits, in the Security Agreement, if applicable, or any other Loan Document have the meanings given to them by generally accepted accounting principles. All other undefined terms have the meanings given to them in the Uniform Commercial Code as adopted in the state whose law governs this instrument. The following definitions are used herein:
(a) “Account Debtor” means Borrower’s customers and all other persons obligated to Borrower on Accounts.

(b) “Adjusted LIBOR Rate” means an interest rate per annum equal to the rate obtained by dividing (x) the LIBOR Rate in effect from time to time by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for an interest period of one month.
(c) “Base Rate” means the Prime Rate as in effect from time to time plus three percent (3.0%).
(d) “Borrowing Base” means, as of the relevant date of determination, borrowings will be limited to the lesser of (i) 80% of the net amount of Borrower’s Eligible Accounts or (ii) Borrower’s TTM EBITDA, as of the relevant date of determination, multiplied by two (2).
(e) “Collateral” has the meaning set forth in the Security Agreement.
(f) “Eligible Accounts” means, as of the relevant date of determination, those trade accounts arising in the ordinary course of business that: (i) shall be due and payable within 90 days from the invoice date, (ii) have been validly assigned to Lender and in which Lender has a first priority, perfected security interest, (iii) strictly comply with all of Borrower’s warranties and representations to Lender in the Loan Documents, (iv) with regard to which Borrower strictly complies with its covenants with Lender in the Loan Documents and (v) with respect to which goods or services give rise to such account have been shipped or performed and accepted by the Account Debtor; provided that Eligible Accounts shall not include the following: (a) Accounts with respect to which the Account Debtor is a shareholder, officer, employee or agent of Borrower, or a corporation more than 5% of the stock of which is owned by any of such persons; (b) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada; (c) Accounts with respect to which the Account Debtor is the United States or any department, agency or instrumentality of the United States unless Borrower has assigned its interests in such Accounts to Lender pursuant to Federal Assignment of Claims Act or Lender has expressly waived that requirement with respect to specific receivables; (d) Accounts with respect to which the Account Debtor is any State of the United States or any city, town municipality or division thereof that requires Borrower to support its obligations to such Account Debtor with a performance bond issued by a surety company; (e) Accounts with respect to which the Account Debtor is a subsidiary of, related to, affiliated or has common officers or directors with Borrower, (f) any Accounts of a particular Account Debtor if Borrower is or may become liable to that Account Debtor for goods sold or services rendered by that Account Debtor to Borrower or if such Account Debtor has any other right of set off against Borrower, (g) any Accounts owed by a particular Account Debtor, other than the U.S. Government, or a department or agency thereof, which exceed 30% of all Eligible Accounts; (h) any and all Accounts owed by a particular Account Debtor more than 90 days old from the invoice date; (i) any Accounts owed by an Account Debtor who does not meet Lenders standards of creditworthiness, in Lender’s sole credit judgment exercised in good faith; (j) any Accounts owed by any Account Debtor which has filed or has had filed against it a petition for bankruptcy, insolvency, reorganization or any other type of relief under insolvency laws; (k) any Accounts owed by an Account Debtor which has made an assignment for the benefit of creditors; and (l) any Accounts deemed to be ineligible by Lender based upon credit and collateral considerations as Lender may deem appropriate, in Lender’s sole judgment exercised in good faith.

(g) “Guaranty” means that certain Amended and Restated Continuing Guaranty Agreement dated as of October 21, 2009 between Guarantor and Lender, as may be amended or modified from time to time, evidencing such Guarantor’s guaranty of Borrower’s Obligations to Lender.
(h) “Guarantor” means Streamline Health Solutions, Inc.
(i) “Indebtedness” means (i) all items (except items of capital stock, of capital surplus, of general contingency reserves or of retained earnings, deferred income taxes, and amount attributable to minority interest if any) which in accordance with generally accepted accounting principles would be included in determining total liabilities on a consolidated basis (if Borrower should have a subsidiary) as shown on the liability side of a balance sheet as at the date as of which indebtedness is to be determined, (ii) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby shall have been assumed (excluding non-capitalized leases which may amount to title retention agreements but including capitalized leases), and (iii) all indebtedness of others which Borrower or any subsidiary has directly or indirectly guaranteed, endorse (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which Borrower or any subsidiary has agreed to apply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.
(j) “LIBOR Rate” means the rate per annum (rounded upwards, if necessary, to the next 1/8 of 1%) calculated by the Lender in good faith, which Lender determines with reference to the rate per annum at which deposits in United States dollars are offered by prime banks in the London interbank eurodollar market two LIBOR Business Days prior to the first day of each month, based on an interest period equal to one month.
(k) “LIBOR Business Day” means a day on which dealings are carried on in the London interbank eurodollar market.

(l) “Lien” means any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind, including interests of vendors or lessors under conditional sale contracts or capital leases.
(m) “Loan Documents” means this Note, the Security Agreement, the Guaranty, any and all Rate Management Agreements and each and every document or agreement executed by any party evidencing, guarantying or securing any of the Obligations; and “Loan Document’ means any one of the Loan Documents.
(n) “Obligation(s)” means all loans, advances, indebtedness and each and every other obligation or liability of Borrower owed to each of Lender and/or any affiliate of Fifth Third Bancorp, however created, of every kind and description whether now existing or hereafter arising and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, participated in whole or in part, created by trust agreement, lease overdraft, agreement or otherwise, whether or not secured by additional collateral, whether originated with Lender or owed to others and acquired by Lender by purchase, assignment or otherwise, and including, without limitation, all loans, advances, indebtedness and each and every obligation or liability arising under the loan document, any and all Rate Management Obligations (as defined in the Loan Documents), letters of credit now or hereafter issued by Lender or any affiliate of Fifth Third Bancorp for the benefit of or at the request of Borrower, all obligations to perform or forbear from performing acts, and agreements, instruments and documents evidencing, guarantying, securing or otherwise executed in connection with any of the foregoing, together with any amendments, modifications and restatements thereof, and all expenses and attorneys’ fees incurred by Lender hereunder or any other document, instrument or agreement related to any of the foregoing.
(o) “Prime Rate” means the rate of interest per annum announced to be the Prime Rate from time to time by Lender at its principal office in Cincinnati, Ohio whether or not Lender will at times lend to borrowers at lower rates of interest, or, if there is no such Prime Rate, then its base rate or such other rate as may be substituted by Lender for the Prime Rate.
(p) “Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

(q) “Rate Management Obligations” means any and all obligations of Borrower to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Agreement.
(r) “Reserve Percentage” means that percentage which is specified by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over the Lender for determining the maximum reserve requirement (including, but not limited to, any basic, supplemental, marginal, or emergency reserve requirement) for Lender with respect to liabilities or assets constituting or including (among other liabilities) “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) applicable hereto.
(s) “Revolving Commitment” means (a) at any time on or prior to September 30, 2011, Two Million Seven Hundred Fifty Thousand and 00/100 Dollars and (b) from October 1, 2011 through the Maturity Date, Three Million and 00/100 Dollars, in each case, as such amount may be reduced or terminated in accordance with the terms hereof.
(t) “Security Agreement” means that certain Security Agreement dated as of October 21, 2009 between Borrower and Lender as may be amended or modified from time to time.
(u) “TTM EBITDA” means on a consolidated basis, the amount of Borrower’s earnings before interest, taxes, depreciation and amortization expense for the measurement period to be calculated on a historical trailing twelve month basis.
11. EVENTS OF DEFAULT. Upon the occurrence of any of the following events (each, an “Event of Default”), Lender may, at its option, without any demand or notice whatsoever, cease making advances, terminate the Revolving Commitment, and declare this Note and all Obligations to be fully due and payable in their aggregate amount, together with accrued interest and all prepayment premiums, fees, and charges applicable thereto:
(a) Any failure to make any payment when due of principal or accrued interest on this Note or any other Obligation and such nonpayment remains uncured for 10 days after written notice from Lender to Borrower of such default.
(b) Any representation or warranty of Borrower set forth in this Note or the Guarantor or of Borrower or Guarantor in any agreement, instrument, document, certificate or financial statement evidencing, guarantying, securing or otherwise related to, this Note or any other Obligation shall be materially inaccurate or misleading.

(c) Borrower shall fail to observe or perform any other material term or condition of this Note or Borrower or Guarantor shall fail to observe or perform any other term or condition set forth in any agreement, instrument, document, certificate or financial statement evidencing, guarantying (including the Guaranty) or otherwise related to this Note, the Guaranty or any other Obligation, or Borrower or Guarantor shall otherwise default in the observance or performance of any covenant or agreement set forth in any of the foregoing for 30 days after written notice from Lender to Borrower of such default.
(d) The dissolution of Borrower, Guarantor or of any endorser or guarantor of the Obligations, or the merger or consolidation of any of the foregoing with a third party, or the lease, sale or other conveyance of a material part of the assets or business of any of the foregoing to a third party outside the ordinary course of its business, or the lease, purchase or other acquisition of a material part of the assets or business of a third party by any of the foregoing.
(e) The creation of any Lien (except a lien to Lender) on, the institution of any garnishment proceedings by attachment, levy or otherwise against, the entry of a judgment against, or the seizure of, any of the property of Borrower, Guarantor or any endorser or guarantor hereof including, without limitation, any property deposited with Lender.
(f) In the reasonable judgment of Lender in good faith, any material adverse change occurs in the existing or prospective financial condition of Borrower that will affect the ability of Borrower to repay the Obligations.
(g) A commencement by the Borrower or Guarantor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the entry of a decree or order for relief in respect of the Borrower or Guarantor in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Borrower or Guarantor, or for any substantial part of the property of Borrower or Guarantor, or ordering the wind-up or liquidation of the affairs of Borrower or Guarantor, or the filing and pendency for 30 days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law; or the making by Borrower or Guarantor of any general assignment for the benefit of creditors; or the failure of the Borrower or Guarantor generally to pay its debts as such debts become due; or the taking of action by the Borrower or Guarantor in furtherance of any of the foregoing.
(h) Nonpayment by the Borrower of any Rate Management Obligation relating to this Note when due or the breath by the Borrower of any term, provision or condition contained in any Rate Management Agreement.
(i) An “Event of Default” under and as defined in the Guaranty shall occur.
12. REMEDIES. After the occurrence of an Event of Default, in addition to any other remedy permitted by law, Lender may at any time, without notice, apply the Collateral to this Note or such other Obligations, whether due or not, and Lender may, at its option, proceed to enforce and protect its rights by an action at law or in equity or by any other appropriate proceedings; provided that this Note and the Obligations shall be accelerated automatically and immediately if the Event of Default is a filing under the Bankruptcy Code.

Lender’s rights and remedies hereunder are cumulative, and may be exercised together, separately, and in any order. No delay on the part of Lender in the exercise of any such right or remedy shall operate as a waiver. No single or partial exercise by Lender of any right or remedy shall preclude any other further exercise of it or the exercise of any other right or remedy. No waiver or indulgence by Lender of any Event of Default shall be effective unless in writing and signed by Lender, nor shall a waiver on one occasion be construed as a waiver of any other occurrence in the future.
13. LATE PAYMENTS; DEFAULT RATE; FEES. If any payment is not paid when due (whether by acceleration or otherwise) or within 10 days thereafter, undersigned agrees to pay to Lender a late payment fee as provided for in any loan agreement or 5% of the payment amount, whichever is greater with a minimum fee of $20.00. After an Event of Default, Borrower agrees to pay to Lender a fixed charge of $25.00, or Borrower agrees that Lender may, without notice, increase the interest rate by three percentage points (3%) (the “Default Rate”), whichever is greater. Lender may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason. In addition, Lender may charge loan documentation fees as may be reasonably determined by the Lender.
14. ENTIRE AGREEMENT. Borrower agrees that there are no conditions or understandings which are not expressed in this Note and the documents referred to herein.
15. SEVERABILITY. The declaration of invalidity of any provision of this Note shall not affect any part of the remainder of the provisions.
16. ASSIGNMENT. Borrower agrees not to assign any of Borrower’s rights, remedies or obligations described in this Note without the prior written consent of Lender. Borrower agrees that Lender may assign some or all of its rights and remedies described in this Note without notice to, or prior consent from, the Borrower.
17. MODIFICATION; WAIVER OF LENDER. The modification or waiver of any of Borrower’s obligations or Lender’s rights under this Note must be contained in a writing signed by Lender. Lender may perform Borrower’s obligations, or delay or fail to exercise any of its rights or remedies, without causing a waiver of those obligations or rights. A waiver on one occasion shall not constitute a waiver on another occasion. Borrower’s obligations under this Note shall not be affected if Lender amends, compromises, exchanges, fails to exercise, impairs or releases (i) any of the obligations belonging to any co-borrower, endorser or guarantor or (ii) any of its rights against any co-borrower, guarantor or endorser.
18. WAIVER OF BORROWER. Demand, presentment, protest and notice of dishonor, notice of protest and notice of default are hereby waived by Borrower, and any endorser or guarantor hereof. Each of Borrower, including but not limited to all co-makers and accommodation makers of this Note, hereby waives all suretyship defenses including but not limited to all defenses based upon impairment of Collateral and all suretyship defenses described in Section 3-605 of the Uniform Commercial Code (the “UCC”). Such waiver is entered to the full extent permitted by Section 3-605 (i) of the UCC.

19. GOVERNING LAW; CONSENT TO JURISDICTION. This Note is delivered in, is intended to be performed in, will be governed, construed, and enforceable in accordance with and governed by the internal laws of, the State of Ohio, without regard to principles of conflicts of law. Borrower agrees that the state and federal courts in the County where the Lender is located shall have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to Borrower at the address set forth herein.
20. JURY WAIVER. BORROWER, AND ANY ENDORSER OR GUARANTOR HEREOF, WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
21. WARRANT OF ATTORNEY. Borrower authorizes any attorney of record to appear for it in any court of record in the State of Ohio, after maturity of this Note, whether by its terms or upon default, acceleration or otherwise, to waive the issuance and service of process, and release all errors, and to confess judgment against it in favor of Lender for the principal sum due herein together with interest, charges, court costs and attorneys’ fees. Stay of execution and all exemptions are hereby waived. If this Note or any Obligation is referred to an attorney for collection, and the payment is obtained without the entry of a judgment, the obligors shall pay to the holder of such obligations its attorneys’ fees. EACH OF BORROWER AND ANY ENDORSER OR ANY GUARANTOR AGREES THAT AN ATTORNEY WHO IS COUNSEL TO LENDER OR ANY OTHER HOLDER OF SUCH OBLIGATION MAY ALSO ACT AS ATTORNEY OF RECORD FOR BORROWER WHEN TAKING THE ACTIONS DESCRIBED ABOVE IN THIS PARAGRAPH. BORROWER AGREES THAT ANY ATTORNEY TAKING SUCH ACTIONS MAY BE PAID FOR THOSE SERVICES BY LENDER OR HOLDER OF SUCH OBLIGATION. BORROWER WAIVES ANY CONFLICT OF INTEREST THAT MAY BE CREATED BECAUSE THE ATTORNEY REPRESENTING THE BORROWER IS BEING PAID BY LENDER OR THE HOLDER OF SUCH OBLIGATION.

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

BORROWER:

Streamline Health, Inc. fka LanVision, Inc., an Ohio corporation

By	/s/ Donald E. Vick, Jr. (Authorized Signer)

Donald E. Vick, Jr., Interim CFO

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